NEWS RELEASE

Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Karen Roan Dennard ? Lascar Associates 713-529-6600

FOR IMMEDIATE RELEASE

MITCHAM INDUSTRIES REPORTS FISCAL 2013
FOURTH QUARTER AND YEAR-END RESULTS

FY2013 revenues of $105 million and diluted EPS of $1.29
Announces share repurchase program

HUNTSVILLE, TX – APRIL 3, 2013 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fourth quarter and fiscal year ended January 31, 2013.

Total revenues for the fourth quarter of fiscal 2013 were $28.4 million compared to $37.0 million in the fourth quarter of fiscal 2012. Equipment leasing revenues were $11.6 million in the fourth quarter compared to $23.7 million in the same period last year. Seamap sales were $8.9 million in the fourth quarter compared to $7.3 million in the same period last year. Net income for the fourth quarter was $3.4 million, or $0.26 per diluted share, compared to $10.2 million, or $0.77 per diluted share, in the fourth quarter of fiscal 2012. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of fiscal 2013 was $12.0 million, or 42% of revenues, compared to $22.5 million, or 61% of revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities, the most comparable GAAP measures, in the accompanying financial tables. For the full fiscal year, total revenues were $104.7 million compared to $112.8 million in fiscal 2012. Net income for fiscal 2013 was $17.1 million, or $1.29 per diluted share, compared to $24.3 million, or $2.02 per diluted share, in fiscal 2012. EBITDA in fiscal 2013 was $48.5 million compared to $63.5 million in fiscal 2012.

Bill Mitcham, President and CEO, stated, “While fiscal 2013 did not turn out as we had anticipated going into this year, it was the second best year in our history in terms of revenues, earnings and EBITDA, with the best year being fiscal 2012. Our Seamap segment actually had its best year ever, generating record revenues and gross profit for fiscal 2013.

“We anticipated that this year’s fourth quarter was going to be substantially below the fourth quarter of last year; however, it still did not meet our expectations. We experienced later than expected starts to the winter seasons in both Canada and Russia, with many projects in those regions not beginning until mid to late January, whereas normally Russia begins in mid-December and Canada in early January. Had projects in those areas started within normal time frames, we believe our fourth quarter results would have been more in line with our expectations, if not exceeding them.

“Land leasing activity levels in Latin American continued to be plagued by project delays due to permitting and regulatory issues and, as we anticipated, our fourth quarter results attributable to that area were well below those in last year’s fourth quarter. U.S. leasing activity remained sporadic and was below last year’s fourth quarter levels, which included an exceptionally large job that contributed over $4.5 million in leasing revenues. European leasing activity levels remained soft in the fourth quarter and substantially below last year’s fourth quarter. On the other hand, we saw a substantial increase in land leasing activity in the Pacific Rim in the fourth quarter. Marine leasing activity also was strong, reflecting the overall strength in the marine seismic market, and fiscal 2013 was a record year for our marine leasing business. As expected, Seamap had an excellent fourth quarter, which included the delivery of one GunLink 4000 system and one BuoyLink system for a new-build vessel.

“We anticipate improved results in fiscal year 2014, and the first quarter is off to a good start. At this point, we expect both Canada and Russia to be stronger than last year, but this expected increase depends on, in large part, to what extent certain projects extend into April. There is a substantial amount of seismic work pending in Latin America, and we have several jobs ready to begin as soon as our customers are able to satisfy the various permitting and regulatory requirements. The permitting and regulatory delays experienced by our customers in that region remain a concern, but we expect Latin America to be an area of strong activity for us in fiscal 2014, especially beyond the first quarter. In Europe, there are signs of improvement, and we have bids pending that would utilize much of our equipment in the area for a large part of fiscal 2014. Marine leasing activity is expected to remain steady throughout fiscal 2014, driven by ongoing strong fundamentals in the marine seismic market.

“We believe that the outlook for Seamap is extremely promising. We further believe that robust activity in the marine seismic market, including numerous new vessels announced for the next several years, is an indication of strong Seamap sales going forward. We expect increasing demand for Seamap products and related equipment as well as on-going support work, although we believe fiscal 2014 activity will be back loaded.

“We are pleased with our current financial position as we have no net debt, we generated strong cash flow from operations last year and we believe that we have access to additional capital, if needed. This liquidity should allow us to continue capitalizing on new opportunities, which we expect will arise.

“We do not believe that the relative slowdown in our land leasing business during the past fiscal year indicates a change in the overall positive trend for the seismic industry. As a result of the continuing growth in global demand for oil and gas, the need by oil and gas companies for more precise seismic data, as well as the increased use of seismic data in the development and management of oil and gas properties beyond the exploration phase, we believe that demand for our equipment and services will continue to be strong.”

FISCAL 2013 FOURTH QUARTER RESULTS

Total revenues for the fourth quarter of fiscal 2013 were $28.4 million compared to $37.0 million a year ago. A significant portion of our revenues are typically generated from geographic areas outside the United States, and during the fourth quarter of fiscal 2013, the percentage of revenues from international customers was approximately 79% compared to 72% in the fourth quarter of fiscal 2012.

Equipment leasing revenues, excluding equipment sales, were $11.6 million compared to $23.7 million in the same period a year ago. The decline in equipment leasing revenues was primarily due to lower land leasing activity in the United States, Latin America and Europe, and to a lesser extent a late start to the winter seasons in Canada and Russia this year. In the U.S., last year’s fourth quarter included an unusually large job that contributed over $4.5 million in equipment leasing revenues. Another project of comparable size was not present in this year’s fourth quarter. Lease pool equipment sales were $4.0 million for the fourth quarter of fiscal 2013 compared to $3.4 million in the fourth quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment increased 50% to $3.9 million compared to $2.6 million in the same period a year ago.

Seamap equipment sales for the fourth quarter of fiscal 2013 were $8.9 million compared to $7.3 million in the same period a year ago. The fiscal 2013 fourth quarter included the delivery of one GunLink 4000 system and one BuoyLink RGPS system for a new-build vessel, as well as after-market business including replacement parts, engineering services and ongoing support and repair services. Last year’s fourth quarter included the sale of one GunLink 4000 system and two BuoyLink RGPS systems, along with after-market business.

Lease pool depreciation expense in the fourth quarter of fiscal 2013 was $8.3 million compared to $7.4 million in the same period a year ago, representing a 12% increase. This increase resulted from additions made to our lease pool during fiscal 2012 and fiscal 2013 of $69 million and $39 million, respectively.

Gross profit in the fourth quarter of fiscal 2013 was $8.8 million compared to $21.3 million a year ago primarily due to lower equipment leasing revenues and higher lease pool depreciation expense.

General and administrative expenses were approximately $5.6 million for the fourth quarters of fiscal 2013 and approximately $6.0 million for same period one year ago. We reported an income tax benefit in the fourth quarter of fiscal 2013 of approximately $50,000, as compared to income tax expense of approximately $4.5 million in the fourth quarter of fiscal 2012.

FISCAL 2013 RESULTS

Total revenues for fiscal 2013 exceeded the $100 million mark for the second year in a row, reaching $104.7 million compared to $112.8 million in fiscal 2012. Equipment leasing revenues were $54.6 million in fiscal 2013 compared to $70.1 million last year. Lease pool equipment sales in fiscal 2013 were $11.4 million compared to $6.5 million in fiscal 2012. Sales of new seismic, hydrographic and oceanographic equipment for fiscal 2013 were $7.5 million compared to $7.8 million in fiscal 2012. Seamap equipment sales for fiscal 2013 were $31.2 million compared to $28.4 million last year.

Lease pool depreciation expense for fiscal 2013 was $33.4 million compared to $27.4 million in fiscal 2012. Gross profit for fiscal 2013 was $37.4 million compared to $57.8 million a year ago. General and administrative expenses for fiscal 2013 amounted to approximately $22.5 million, compared to approximately $21.4 million in fiscal 2012. The increase reflects the generally higher level of operations associated with our expanded operations in Latin America, Singapore and Europe. Net income was $17.1 million, or $1.29 per diluted share, compared to $24.3 million, or $2.02 per diluted share, in fiscal 2012. EBITDA for fiscal 2013 was $48.5 million, or 46% of total revenues, compared to $63.5 million, or 56% of total revenues, in fiscal 2012.

SHARE REPURCHASE PROGRAM

Our Board of Directors has authorized a share repurchase program for up to 1.0 million shares of common stock through December 31, 2014. Purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or otherwise on a discretionary basis. We expect to finance any repurchases from a combination of cash on hand, cash provided by operating activities and proceeds from our revolving credit facility.

Mr. Mitcham commented, “We generated significant cash from operating activities in fiscal 2013 and anticipate doing so again in fiscal 2014. Management and the Board of Directors believe that the repurchase of our own shares is an attractive use of our capital.”

CONFERENCE CALL

We have scheduled a conference call for Thursday, April 4, 2013 at 9:00 a.m. Eastern Time, to discuss our fiscal 2013 fourth quarter and year-end results. To access the call, please dial (888) 450-9962 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging on that site and clicking “Investors.” A telephonic replay of the conference call will be available through April 11, 2013 and may be accessed by calling (866) 949-7821. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter and fiscal year ended January 31, 2013 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$15,150	$15,287
Restricted cash	801	98
Accounts receivable, net of allowance for doubtful accounts of $3,374 and $4,391 at January 31, 2013 and 2012, respectively	23,131	35,788
Current portion of contracts and notes receivable	2,096	2,273
Inventories, net	6,188	6,708
Prepaid income taxes	5,591	—
Deferred tax asset	1,842	2,594
Prepaid expenses and other current assets	3,079	2,530
Total current assets	57,878	65,278
Seismic equipment lease pool and property and equipment, net	119,608	120,377
Intangible assets, net	3,989	4,696
Goodwill	4,320	4,320
Prepaid foreign income tax	—	3,519
Deferred tax asset	4,296	—
Other assets	316	39

Total assets	$190,407	$198,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,921	$13,037
Current maturities – long-term debt	145	1,399
Income taxes payable	—	2,419
Deferred revenue	539	543
Accrued expenses and other current liabilities	1,875	6,583
Total current liabilities	9,480	23,981
Non-current income taxes payable	376	5,435
Deferred tax liability	—	595
Long-term debt, net of current maturities	4,238	12,784

Total liabilities	14,094	42,795
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized;13,763 and 13,556 shares issued at January 31, 2013 and January 31, 2012, respectively	138	136
Additional paid-in capital	116,506	113,654
Treasury stock, at cost (926 and 925 shares at January 31, 2013 and 2012, respectively)	(4,860)	(4,857)
Retained earnings	56,348	39,297
Accumulated other comprehensive income	8,181	7,204

Total shareholders’ equity	176,313	155,434

Total liabilities and shareholders’ equity	$190,407	$198,229

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months
			Ended January 31,
	2013	2012	2013	2012
Revenues:
Equipment leasing	$11,640	$23,679	$54,592	$70,137
Lease pool equipment sales	4,003	3,400	11,412	6,503
Seamap equipment sales	8,868	7,325	31,169	28,406
Other equipment sales	3,890	2,630	7,512	7,788

Total revenues	28,401	37,034	104,685	112,834

Cost of sales:
Direct costs — equipment leasing	1,655	1,711	7,963	8,059
Direct costs — lease pool depreciation	8,266	7,384	33,405	27,400
Cost of lease pool equipment sales	2,291	857	6,043	1,580
Cost of Seamap and other equipment sales	7,416	5,813	19,861	18,043

Total cost of sales	19,628	15,765	67,272	55,082

Gross profit	8,773	21,269	37,413	57,752
Operating expenses:
General and administrative	5,647	5,951	22,539	21,354
Provision for (recovery of) doubtful accounts	—	428	(428)	615
Depreciation and amortization	369	318	1,400	1,239

Total operating expenses	6,016	6,697	23,511	23,208

Operating income	2,757	14,572	13,902	34,544
Other income (expenses):
Interest, net	33	(101)	11	(396)
Other, net	575	174	(389)	182

Total other income (expense)	608	73	(378)	(214)

Income before income taxes	3,365	14,645	13,524	34,330
Benefit (provision for) income taxes	50	(4,480)	3,527	(10,009)

Net income	$3,415	$10,165	$17,051	$24,321

Net income per common share:
Basic	$0.27	$0.82	$1.34	$2.13

Diluted	$0.26	$0.77	$1.29	$2.02

Shares used in computing net income per common share:
Basic	12,799	12,445	12,715	11,432
Diluted	13,176	13,209	13,242	12,069

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended January 31,
	2013	2012
Cash flows from operating activities:
Net income	$17,051	$24,321
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,939	28,774
Stock-based compensation	1,586	1,331
Provision for doubtful accounts, net of charge offs	(636)	1,709
Provision for inventory obsolescence	163	173
Gross profit from sale of lease pool equipment	(5,369)	(4,923)
Excess tax expense (benefit) from exercise of non-qualified stock options and restricted shares	(420)	(778)
Deferred tax benefit	(4,450)	(285)
Changes in non-current income taxes payable	(5,059)	597
Changes in:
Trade accounts and contracts receivable	13,331	(16,687)
Inventories	718	(2,614)
Income taxes payable and receivable	(6,718)	2,532
Prepaid foreign income tax	3,519	(440)
Accounts payable, accrued expenses and other current liabilities	(4,091)	2,683
Prepaids and other, net	(307)	(435)

Net cash provided by operating activities	44,257	35,958

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(44,694)	(62,142)
Purchases of property and equipment	(965)	(1,525)
Sales of used lease pool equipment	11,412	6,503
Payment for earn-out provision	(450)	(148)
Net cash used in investing activities	(34,697)	(57,312)

Cash flows from financing activities:
Net (payments on) proceeds from revolving line of credit	(8,550)	(9,100)
Proceeds from equipment notes	147	37
Payments on borrowings	(1,532)	(3,308)
Net purchases of short-term investment	(689)	(101)
Proceeds from issuance of common stock upon exercise of options	329	2,809
Net proceeds from public offering of common stock	—	31,028
Excess tax benefit (expense) from exercise of non-qualified stock options	420	778
Net cash (used in) provided by financing activities	(9,875)	22,143
Effect of changes in foreign exchange rates on cash and cash equivalents	178	(149)

Net (decrease) increase in cash and cash equivalents	(137)	640
Cash and cash equivalents, beginning of year	15,287	14,647

Cash and cash equivalents, end of year	$15,150	$15,287

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA
(Unaudited)

	For the Three Months Ended		For the Twelve Months
	January 31,		Ended
			January 31,
	2013	2012	2013	2012
Reconciliation of Net Income to
EBITDA and Adjusted EBITDA		(in thousands)
Net income	$3,415	$10,165	$17,051	$24,321
Interest expense, net	(33)	101	(11)	396
Depreciation and amortization	8,669	7,736	34,939	28,774
(Benefit) provision for income taxes	(50)	4,480	(3,527)	10,009
EBITDA (1)	12,001	22,482	48,452	63,500
Stock-based compensation	263	198	1,586	1,331

Adjusted EBITDA (1)	$12,264	$22,680	$50,038	$64,831

Reconciliation of Net Cash Provided by Operating Activities to EBITDA
Net cash provided by operating activities	$8,128	$7,598	$44,257	$35,958
Stock-based compensation	(263)	(198)	(1,586)	(1,331)
Provision for doubtful accounts	—	(428)	636	(1,709)
Changes in trade accounts and contracts receivable	3,570	8,483	(13,331)	16,687
Interest paid	86	130	533	704
Taxes paid , net of refunds	955	3,330	9,177	7,536
Gross profit from sale of lease pool equipment	1,711	2,543	5,369	4,923
Changes in inventory	95	1,642	718	2,614
Changes in accounts payable, accrued expenses and other current liabilities	1,291	(236)	4,091	(2,683)
Other	(3,572)	(382)	(1,412)	801

EBITDA (1)	$12,001	$22,482	$48,452	$63,500

(1)	EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our revolving credit agreement require us to maintain a minimum level of EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

MITCHAM INDUSTRIES, INC.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Twelve Months
	January 31,		Ended
			January 31,
	2013	2012	2013	2012
		(in thousands)
Revenues:
Equipment Leasing	$19,533	$29,709	$73,516	$84,428
Seamap	9,076	6,694	32,210	28,703
Inter-segment sales	(208)	631	(1,041)	(297)

Total revenues	28,401	37,034	104,685	112,834

Cost of sales:
Equipment Leasing	15,127	11,643	53,320	42,615
Seamap	4,752	3,777	14,817	12,818
Inter-segment costs	(251)	345	(865)	(351)

Total cost of sales	19,628	15,765	67,272	55,082

Gross profit	8,773	21,269	37,413	57,752
Operating expenses:
General and administrative	5,647	5,951	22,539	21,354
Provision for (recovery of) doubtful accounts	—	428	(428)	615
Depreciation and amortization	369	318	1,400	1,239

Total operating expenses	6,016	6,697	23,511	23,208

Operating income	$2,757	$14,572	$13,902	$34,544

Equipment Leasing Segment:

Revenue:
Equipment leasing	$11,640	$23,679	$54,592	$70,137
Lease pool equipment sales	4,003	3,400	11,412	6,503
New seismic equipment sales	663	797	1,282	1,810
SAP equipment sales	3,227	1,833	6,230	5,978

Total revenue	19,533	29,709	73,516	84,428
Cost of sales:
Lease pool depreciation	1,654	7,451	33,594	27,668
Direct costs-equipment leasing	8,318	1,711	8,200	8,059
Cost of lease pool equipment sales	2,291	857	6,043	1,580
Cost of new seismic equipment	297	365	655	924
sales
Cost of SAP equipment sales	2,567	1,259	4,828	4,384

Total cost of sales	15,127	11,643	53,320	42,615

Gross profit	$4,406	$18,066	$20,196	$41,183

Gross profit %	23%	61%	27%	50%

Seamap Segment:

Equipment sales	$9,076	$6,694	$32,210	$28,703
Cost of equipment sales	4,752	3,777	14,817	12,818

Gross profit	$4,324	$2,917	$17,393	$15,885

Gross profit %	48%	44%	54%	55%

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